UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 23, 2012

CYCLONE POWER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54449 (Commission File Number)	26-0519058 (IRS Employer Identification No.)

601 NE 26th Court, Pompano Beach, Florida (Address of principal executive offices)	33064 (Zip Code)

Registrant's telephone number, including area code: (954) 943-8721

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 - Appointment of Principal Officers

Cyclone Power Technologies, Inc. (the “Company”) has announced that James C. Landon, who currently serves on the Company's Board of Directors, will assume the role of Chief Executive Officer on an interim basis effective immediately. Harry Schoell, the Company's co-founder, Chairman and previous CEO, will fill the new position of Chief Technology Officer. The move will allow Mr. Schoell to focus full time on technology development and innovation for the Company.

Mr. Landon is also President of Landon & Associates P.A., a CPA firm in Florida. He is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the Association of Certified Fraud Examiners, and the past President of the South Florida Chapter of the Association of Certified Fraud Examiners.

Mr. Landon has considerable experience in the manufacturing world, holding positions for several companies over the years as vice president of operations, vice president of finance and administration, chief financial officer and president. Mr. Landon received his Bachelor of Engineering Science from The Johns Hopkins University, and his Master of Science in Administration with a concentration in Business Financial Management from The George Washington University.

Mr. Landon is a director of US Lacrosse, Inc., and chairs their Strategic Planning Committee, a director of the South Florida Chapter of US Lacrosse, a director of the Florida Youth Lacrosse Foundation, and a director of Children Hope and Horses Corporation.

Compensation for Mr. Landon has not been determined at the current time.

ITEM 9.01      Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 31, 2012	CYCLONE POWER TECHNOLOGIES, INC.

	By:	/s/ Christopher Nelson
Christopher Nelson
President and General Counsel

3